Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated December 22, 2017 on the financial statements and financial highlights of Victory Institutional Funds included in the Annual Report to Shareholders for the fiscal year ended October 31, 2017 in this Post-Effective Amendment Number 28 to the Registration Statement (Form N-1A, No. 333-115476) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

February 27, 2018